                                                               EXHIBIT 12.1

                               AMETEK, INC.

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (DOLLARS IN MILLIONS)

                             THREE
                         MONTHS ENDED
                           MARCH 31,         YEAR ENDED DECEMBER 31,
                         --------------  -------------------------------------
                          1997    1996    1996   1995    1994   1993     1992
                         ------  ------  ------  -----  ------  -----    -----
EARNINGS:
  Income from continuing
   operations........... $ 13.7  $ 12.2  $ 51.2  $43.8  $ 36.6  $(8.1)   $42.8
  Income tax expense
   (benefit)............    8.0     6.9    27.5   25.5    21.1   (4.5)    21.4
  Interest expense--
   gross................    4.6     5.0    19.7   20.3    22.3   18.6     20.2
  Capitalized interest..   (0.1)   (0.1)   (0.6)  (0.1)   (0.7)  (1.0)    (0.5)
  Amortization of debt
   financing costs......    --      0.1     0.1    1.2     1.4    0.2      0.2
  Interest portion of
   rental expense(1)....    0.5     0.5     2.1    1.6     1.5    1.5      1.2
                         ------  ------  ------  -----  ------  -----    -----
    Adjusted earnings... $ 26.7  $ 24.6  $100.0  $92.3  $ 82.2  $ 6.7    $85.3
                         ======  ======  ======  =====  ======  =====    =====
FIXED CHARGES:
  Interest expense, net
   of capitalized inter-
   est.................. $  4.5  $  4.9  $ 19.1  $20.3  $ 21.6  $17.5    $19.7
  Capitalized interest..    0.1     0.1     0.6    0.1     0.7    1.0      0.5
  Amortization of debt
   financing costs......    --      0.1     0.1    1.2     1.4    0.2      0.2
  Interest portion of
   rental expense(1)....    0.5     0.5     2.1    1.6     1.5    1.5      1.2
                         ------  ------  ------  -----  ------  -----    -----
    Fixed charges....... $  5.1  $  5.6  $ 21.9  $23.2  $ 25.2  $20.2    $21.6
                         ======  ======  ======  =====  ======  =====    =====
RATIO OF ADJUSTED EARN-
 INGS TO FIXED CHARGES..    5.2x    4.4x    4.6x   4.0x    3.3x   -- (2)   3.9x
                         ======  ======  ======  =====  ======  =====    =====

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(1)Estimated to be 1/3 of total rent expense.

(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $13.5 million.

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